EXHIBIT 10.1
HOME BANK
2005 DIRECTORS’ DEFERRAL PLAN

The Board of Directors (the “Board”) of Home Bank (the “Bank”) on December 22, 2008, has approved the adoption of the Home Bank 2005 Directors’ Deferral Plan (hereinafter referred to as the “Benefit Plan”) effective as of January 1, 2005, to allow eligible Directors (as defined below) the opportunity to participate in the Benefit Plan and defer all or a portion of their directors’ fees in accordance herewith.

It is the intent of the Bank that this Benefit Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

I.	ELIGIBILITY

Eligibility to participate in the Benefit Plan shall be open to employee and non-employee members of the Board of Directors of the Bank who are selected by the Board of Directors and designated in resolutions of the Board to become a participant in this Benefit Plan (hereinafter referred to as a “Director”).

II.	DEFINITIONS

A.        Beneficiary:

A Director shall have the right to name a Beneficiary of the death benefit as described in Paragraph IX hereinbelow. The Director shall have the right to name such Beneficiary at any time prior to the Director’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Director may change the Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Director names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by that Director’s spouse and returned to the Plan Administrator.

If the Director dies without a valid Beneficiary designation on file with the Plan Administrator, the death benefits shall be paid to the Director’s spouse, or if none, to his estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

B.	Change in Control:

“Change in Control” shall mean a change in the ownership of Home Bancorp, Inc. (the “Company”) or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

C.	Disability:

“Disability” shall mean a Director (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank (or would have received such benefits for at least three months if the Director had been eligible to participate in such plan).

D.        Fees:

The Fees eligible to be deferred under this Benefit Plan shall be any and all amounts paid to the Director for the Director’s services as a director, including, but not limited to, annual fees, meeting fees, and committee fees. The Fees deferred under this Benefit Plan shall be credited to an account established for the Director, subject to the election requirement of Paragraph IV.

E.         Plan Year:

A “Plan Year” shall mean January 1st through December 31st.

F.         Separation from Service:

“Separation from Service” shall mean a termination of the Director’s services (whether as an employee or as an independent contractor) to the Bank (including companies which are deemed to be part of a controlled group of corporations with the Bank for purposes of Treasury Regulation §1.409A-1(h)) for any reason other than death or Disability.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

G.	Specified Employee:

“Specified Employee” shall mean a key employee as defined in Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) and as otherwise defined in Section 409A of the Code and the regulations thereunder.

III.       DEFERRALS

A Director may elect to defer up to one hundred percent (100%) of the Director’s Fees each year while rendering services to the Bank as a director.

IV.       DEFERRAL AND PAYMENT ELECTIONS

With respect to each Plan Year in which a Director desires to defer Fees, the Director shall file a deferral election form for the Fees to be deferred.  Such form shall be filed with the Plan Administrator no later than the end of the Plan Year immediately preceding the Plan Year during which services will be performed for Fees deferred, and is effective only to defer Fees that have not yet been earned by the Director.

Deferral elections, once made, are irrevocable for the Plan Year in which the Fees are to be deferred.  At the time of a Director’s initial deferral election, such Director shall also elect the time and form of payment of his Director Deferred Compensation Account (i.e., lump sum or a number of annual installments not to exceed ten (10) annual installments), on a form provided by the Bank.

A.         Initial Deferral Election(s):

Upon notification of eligibility to participate in this Benefit Plan during the initial Plan Year, and if the Director elects to defer Fees, the Director shall deliver to the Plan Administrator:

(a)           a deferral election form, signed and dated;

(b)           a Beneficiary form, signed and dated; and

(c)           a payment election form, signed and dated.

The Director shall deliver such forms to the Plan Administrator within thirty (30) days of notification of eligibility, and shall set forth on the forms the amount of fees to be deferred.

B.           Transitional Elections Prior to 2009.  On or before December 31, 2008, if a Director wishes to change his payment election with respect to amounts previously deferred, the Director may do so by completing a payment election form approved by the Plan Administrator, provided that any such election (i) must be made at least 12 months before the date on which benefit payments due to a Separation from Service or upon a fixed date are scheduled to commence, (ii) must be made before the Director has a Separation from Service or a termination of employment or service due to death or Disability, (iii) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Plan Administrator with respect to payments to be made due to a Separation from Service or upon a fixed date, (iv) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (v) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

C.           Changes in Payment Elections after 2008.  On or after January 1, 2009, if a Director wishes to change his payment election, the Director may do so by completing a payment election form approved by the Plan Administrator, provided that any such election (1) must be made at least 12 months before the date on which benefit payments due to a Separation from Service or upon a fixed date are scheduled to commence, (2) must be made before the Director has a Separation from Service or a termination of service due to death or Disability, (3) shall not take effect before the date that is 12 months after the date the election is made by the Director and accepted by the Plan Administrator, and (4) for payments to be made other than upon death or Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Benefit Plan and clause (4) above, all installment payments under this Benefit Plan shall be treated as a single payment.

V.        CREDITS

The Bank shall establish a bookkeeping account for each Director (hereinafter referred to as the “Deferred Compensation Account”) which shall be credited on the dates such Fees would otherwise have been paid with the percentage that the Director elected to have deferred on the deferral election form, in addition to any Bank contributions made to the Benefit Plan.

VI.	INTEREST

Investment earnings on the Director’s Deferred Compensation Account shall be calculated at an annual fixed interest rate equal to the interest rate for the two year Treasury Bill as published in the Wall Street Journal on the first Thursday of December to be applied for the subsequent plan year.  Should the first Thursday in December be a holiday, the rate in effect as of the first previous Friday (or the next day prior to that which is not a holiday) will be the rate used.  Earnings will be calculated and credited on the Bank’s books monthly. Each Director’s Deferred Compensation Account will be created at the Bank and will be credited with the earning rate as stated herein or as set by the Board each year. This rate will be applied to the entire average daily balance in the Director’s Deferred Compensation Account, calculated as of the end of each month, using the actual number of days per month and 365 days annually. For the 2005, 2006, 2007 and 2008 Plan Years, the fixed crediting rate was 3.04%, 4.45%, 4.58% and 3.03%, respectively.  For the Plan Year beginning January 1, 2009, the fixed crediting rate will be 0.82%.

VII.     PAYMENT OF THE DIRECTOR’S DEFERRED COMPENSATION
A.           Payment of the Director’s Deferred Compensation Account:

At all times, each Director shall be one hundred (100%) vested in the Director’s Deferred Compensation Account. Each Director (or his Beneficiary in the event of the Director’s death) shall be entitled to payment of his Deferred Compensation Account as of the earliest to occur of the following events selected by a Director on his deferral election form (hereinafter “Director Elected Event”), unless one of the events specified in Paragraphs VII.B or VIII.A. occurs first:

(i)	Separation from Service (as defined in Paragraph II.F. above),

(ii)	Disability (as defined in Paragraph II.C. above),

(iii)	Change in Control (as defined in Paragraph II.B. above), or

(iv)	One or more fixed dates as specified on a deferral election form.

All such deferred compensation, together with interest thereon, shall be payable to such Director or his/her Beneficiary in a single cash lump-sum payment, within thirty (30) days following the earliest Director Elected Event that occurs, or if applicable upon the events specified in Paragraph VII.B. or VIII.A. below.  Notwithstanding the foregoing, the Director may designate an optional installment payment method as provided herein, in which event the first annual installment shall be paid commencing within thirty (30) days following the date of the event that triggered the distribution (unless otherwise required by Paragraph IV.C. above) and shall be payable in equal annual installments thereafter over a period not to exceed ten (10) years as elected by the Director.  If a Director does not make an election as to the form of payment of his Deferred Compensation Account hereunder, then distribution of such account will be made in a single lump sum payment within thirty (30) days following the earliest to occur of the Director’s Separation from Service, Disability or death, an unforeseeable emergency or a Change in Control, except as provided below.  Notwithstanding anything in this Benefit Plan to the contrary, if a Director is deemed to be a Specified Employee at the time of Separation from Service, then any payments made on account of Separation from Service will be made or will commence on the first day of the month following the lapse of six (6) months after the date of the Separation from Service (or, if earlier, upon the death of the Director following the date of Separation from Service).  If payments are to made in the form of annual installments and are delayed as set forth in the preceding sentence, then (a) the number of annual installments shall remain the same, (b) the amount of the annual payments shall be calculated based on the commencement date being the first day of the month following the lapse of six months after the date of the Separation from Service, and (c) the annual payments shall be paid commencing as of the date set forth in the preceding sentence, with subsequent annual installments to be paid on the annual anniversary date of the first installment payment.

The dollar amount of each annual installment paid to a Director or his or her Beneficiary shall be determined by multiplying the value of the Director’s Deferred Compensation Account as of the close of business on the date immediately preceding the commencement of such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of annual installments remaining to be paid to the Director or his or her Beneficiary, including the annual installment for which the calculation is being made. For example, if a Director elected to receive 10 annual installments, the amount of the the first annual installment shall be 1/10th of the Director’s Deferred Compensation Account, the second annual installment shall be 1/9th of the then remaining Director’s Deferred Compensation Account, and so on.

B.           Early Withdrawal due to an Unforeseeable Emergency:

In addition to the above Director Elected Events, the Bank will permit early withdrawals for an “unforeseeable emergency” (as defined below) under certain circumstances arising as a result of events beyond the control of the Director. The Director may submit an application for an in-service early withdrawal due to an unforeseeable emergency to the Board of Directors. If in the discretion of the Board, the Director is permitted to take an early withdrawal due to an unforeseeable emergency, the Board shall make a distribution to such Director from the Director’s Deferred Compensation Account. Such distribution shall be paid in a lump sum payment within thirty (30) days after the Board determines that the Director is permitted to take an early withdrawal due to an unforeseeable emergency. The amount of such lump sum payment shall be limited to the amount reasonably necessary to meet the Director’s requirements to the extent such emergency is not relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Director’s assets (to the extent the liquidation of such assets will not cause severe financial hardship) or by cessation of deferrals.

For purposes of this section, the term “unforeseeable emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Director’s dependent (within the meaning of Section 152(a) of the Code), or the Director’s Beneficiary, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. For these purposes, (i) the imminent foreclosure of or eviction from the Director’s primary residence, (ii) the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or (iii) the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent may also constitute an unforeseeable emergency.  At all times the definition of “unforeseeable emergency” shall be construed in accordance with the definition under Section 409A.  If the Director seeks to make a new deferral election following a distribution due to an unforeseeable emergency, it must be done in accordance with Section 409A of the Code.

VIII.    DEATH OF DIRECTOR

     A.   Prior to Commencement of Payments:

In the event of the death of a Director prior to commencement of payments, the Director’s Deferred Compensation Account balance as of the date of death shall be paid in a lump sum to the Beneficiary. Such payment shall be made within thirty (30) days following the Bank’s notification of the Director’s death.

B.	Subsequent to Commencement of Payments:

In the event of the death of a Director after commencement of payments but prior to the Director receiving all payments due the Director under this Benefit Plan, the remaining Deferred Compensation Account balance as of the date of death shall be paid in a lump sum to the Beneficiary. Such payment shall be made within thirty (30) days following the Bank’s notification of the Director’s death.

IX.       MISCELLANEOUS

A.        Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Louisiana.

B.        Continuation as Director:

Neither this Benefit Plan nor the payments of any benefits hereunder shall be construed as giving to any Director any right to be retained as a member of the Board of Directors of the Bank.

C.	Gender:

Whenever in this Benefit Plan words are used in the masculine or neutral gender, they shall be read and construed as in the masculine, feminine or neutral gender, whenever they should so apply.

D.	Headings:

Headings and subheadings in this Benefit Plan are inserted for reference and convenience only and shall not be deemed a part of this Benefit Plan.

E.	Partial Invalidity:

If any term, provision, covenant, or condition of this Benefit Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and this Benefit Plan shall remain in full force and effect notwithstanding such partial invalidity.

F.	Permissible Acceleration Provision:

Except as specifically set forth herein or in another section of this Benefit Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, under Treasury Regulation Section 1.409A-3(j)(4), or any subsequent guidance issued by the Unites States Treasury Department, a payment of deferred compensation may be accelerated in any of the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Section 402(g)(1)(B)) of the Code; (v) in the case of certain distributions to avoid a non-allocation year under Section 409(p) of the Code; (vi) to apply certain offsets in satisfaction of a debt of the Director to the Bank; (vii) in satisfaction of certain bona fide disputes between the Director and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance issued under Section 409A of the Code.

X.           AMENDMENT OR TERMINATION OF THE BENEFIT PLAN

A.           Amendment and Termination of the Benefit Plan.  The Board of Directors of the Bank may at any time amend the Benefit Plan, provided that no such action shall deprive any Director, former Director or Beneficiary of any payment of deferred compensation to which the Director, former Director or Beneficiary may have been entitled under the Benefit Plan prior to the effective date of such action.  The Bank may terminate the Benefit Plan at any time, and payment of the deferred compensation shall be made in accordance with the distribution provisions hereunder, except as set forth in Paragraph X.B. below.  Notwithstanding anything in the Benefit Plan to the contrary, the Board of Directors may amend in good faith any terms of the Benefit Plan or the deferral election form, including retroactively, in order to comply with Section 409A of the Code.

B.           Effect of Amendment or Termination.

(i)           General.  No amendment or termination of the Benefit Plan shall directly or indirectly reduce the vested portion of any account held hereunder as of the effective date of such amendment or termination.  A termination of the Benefit Plan will not be a distributable event, except in the three circumstances set forth in Paragraph X.B.(ii) below.  No additional deferrals shall be made to the account of a Director, but the Bank shall continue to credit interest pursuant to Paragraph VI until the balance of the Director’s account has been fully distributed to the Director or his Beneficiary.

(ii)           Termination.  Under no circumstances may the Benefit Plan permit the acceleration of the time or form of any payment under the Benefit Plan prior to the payment events specified herein, except as provided in this Section X.B.(ii).  The Bank may, in its discretion, elect to terminate the Benefit Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Director’s vested benefits as of the date of such payment in accordance with Section 409A of the Code, provided that in each case the action taken complies with the applicable requirements set forth in Treasury Regulation §1.409A-3(j)(4)(ix):

A.           the Benefit Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Bank and the Company and any successors immediately following the Change in Control that would be aggregated with the Benefit Plan under Treasury Regulation §1.409A-1(c)(2) are terminated with respect to each participant that experienced the Change in Control event, and (2) each Director and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to irrevocably terminate the Benefit Plan and the other aggregated arrangements is taken;

B.           the Benefit Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank or the Company and (1) all arrangements sponsored by the Bank that would be aggregated with the Benefit Plan under Treasury Regulation §1.409A-1(c) if a Director participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank and the Company take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Bank and the Company take all necessary action to irrevocably terminate the arrangements, and (4) the Bank and the Company do not adopt a new arrangement that would be aggregated with the Benefit Plan under Treasury Regulation §1.409A-1(c) if a Director participated in both arrangements, at any time within three years following the date the Bank and the Company take all necessary action to irrevocably terminate the Benefit Plan; or

C.           the Benefit Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by a Director under the Benefit Plan are included in the Director’s gross income in the later of (1) the calendar year in which the termination of the Benefit Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

XI.           ADMINISTRATION AND CLAIMS

A.            Plan Administrator:

The Plan Administrator of this Benefit Plan shall be Home Bank. The Plan Administrator shall be responsible for the management and administration of this Benefit Plan. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of this Benefit Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.         Claims Procedure:

a.   Filing a Claim for Benefits:

Any Director, Beneficiary, or other individual (the “Claimant”) entitled to benefits under this Benefit Plan may file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained.

b.   Denial of Claim:

A claim for benefits under this Benefit Plan will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Benefit Plan.  A notice of a denial shall be furnished to the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim.  However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days.  Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

  c.    Content of Notice:

The Plan Administrator shall provide a written notice to every Claimant who is denied a claim for benefits, which notice shall set forth the following:

(i)         The specific reason or reasons for the denial;

(ii)	A specific reference to the pertinent Benefit Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv)	Any other necessary information.

d.	Review Procedure:

The purpose of the review procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review.  The Claimant, or his duly authorized representative, may:

(i)	Request a review upon written application to the Plan Administrator. The application for review must be made within sixty (60) days of the receipt of written notice of denial of the claim.

(ii)	Review and copy (free of charge) pertinent Benefit Plan documents, records and other information relevant to the Claimant’s claim for benefits;

(iii)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

e.          Decision on Review:

A decision on review of a denied claim shall be made in the following manner:

(i)
The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim.  The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review.  If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii)
The decision on review shall be in writing and shall include the specific reasons for the decision written in an understandable manner with specific references to the pertinent Benefit Plan provisions upon which the decision is based.

(iii)
The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(iv)
The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

f.           Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Benefit Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

C.        Arbitration:

If a Claimant continues to dispute the benefit denial based upon completed performance of this Benefit Plan or the meaning and effect of the terms and conditions hereof, then the Claimant may submit the dispute to an Arbitrator for final arbitration.  The Arbitrator shall be selected by mutual agreement of the Bank and the Claimant. The Arbitrator shall operate under any generally recognized set of arbitration rules.  The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

XII.     EFFECTIVE DATE

The Effective Date of this Benefit Plan shall be January 1, 2005.

[signature page follows]

     IN WITNESS WHEREOF, Home Bank has adopted this Benefit Plan as of December 22, 2008, retroactively effective as of January 1, 2005.

HOME BANK

By:	/s/ Michael P. Maraist
Michael P. Maraist
Chairman of the Board